EXHIBIT 99.1

NEWS RELEASE

For more information, contact:

Steve Albright	Fred Nielson	Barry Murov
Chief Financial Officer	Investor Relations	Media Relations
(636) 733-1305	(636) 733-1314	(636) 733-1303

FOR IMMEDIATE RELEASE

Reliv International Reports Second-Quarter Results

CHESTERFIELD, Mo., July 30, 2009 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported second-quarter net sales of $20.1 million, down from net sales of $24.0 million in the same quarter last year.

Net income for the second quarter dropped to $410,000 from $569,000 and earnings per diluted share declined to $0.03 from $0.04 in the second quarter of 2008.

U.S. net sales in the quarter were $17.6 million, down 13.7 percent from the second quarter of last year.  Net sales in international markets declined to $2.4 million in this year’s second quarter from $3.5 million in the same quarter last year, but approximately 40 percent of the decline was due to the stronger U.S. dollar in 2009.

“Sales are down in large part, we believe, due to lower consumer spending and tight credit, both resulting from the poor economy.  But our business opportunity remains attractive in this market,” said Reliv Chairman, President and CEO Robert L. Montgomery.

“Consumers continue to face salary reductions, layoffs and furloughs, and we are seeing many people turning to us to help supplement their income,” Montgomery said.  “The number of new-distributor enrollments in the second quarter rose 6.2% compared to the second quarter of 2008,” he added.

The business opportunity was the focus of Reliv’s Financial Freedom Tour, a series of special events in more than 15 cities during June and July.  Senior executives spoke to approximately 4,500 people combined at those events.

“Looking forward, we have a great international conference planned for mid-August, where we’ll be making exciting announcements that we believe will boost our business,” he said.  “And we remain well positioned to capitalize on people’s need to find new sources of income and on their desire to improve their health,” Montgomery said.

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Reliv International, Inc. and Subsidiaries
ADD ONE

For the first half of 2009, net sales totaled $43.8 million compared to $52.2 million in the first six months of 2008.  Net income was $1.4 million or $0.10 per diluted share compared to $2.1 million or $0.13 per diluted share in last year’s first half.

As the result of improved working capital management, Reliv generated cash from operations of $2.6 million in the first half of 2009, 14 percent higher than cash generated in the first half of last year.  As of June 30, 2009, Reliv had cash and cash equivalents of $6.1 million.

Outstanding shares as of June 30, 2009, decreased by approximately 2 million shares since December 31, 2008, chiefly through buying out a large shareholder.  In the first half of this year, Reliv spent approximately $6.1 million repurchasing those shares.

“The basics of our business remain compelling,” Montgomery said.  “Reliv makes nutrition simple, and we offer an outstanding business opportunity for those who are seeking to supplement or replace a lost income.”

Reliv will host a conference call to discuss second-quarter earnings with investors. The conference call will be on July 30, 2009 at 1:00 p.m. Eastern. The dial-in number is 888-680-0878. The participant passcode is 39516769. A replay will be available for one week at 888-286-8010 using the passcode 17604036. A live webcast is available on the Investor Relations section of Reliv’s Web site at: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html
An online archive of the webcast will be on Reliv’s Web site in the Investor Relations section, 24 hours after call concludes.

About Reliv
Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 68,000 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

—FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	June 30	December 31
	2009	2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,120,380	$4,460,637
Accounts and notes receivable, less allowances of $15,900 in 2009 and $10,200 in 2008	318,463	494,689
Accounts due from employees and distributors	205,056	241,532
Inventories	6,299,035	6,221,954
Other current assets	1,642,150	2,176,802

Total current assets	14,585,084	13,595,614

Other assets	1,488,681	1,220,546
Accounts due from employees and distributors	119,920	164,462

Net property, plant and equipment	8,660,357	8,912,157

Total Assets	$24,854,042	$23,892,779

Liabilities and Stockholders' Equity

Total current liabilities	$9,859,142	$7,350,199
Total non-current liabilities	4,098,865	434,990
Stockholders' equity	10,896,035	16,107,590

Total Liabilities and Stockholders' Equity	$24,854,042	$23,892,779

Consolidated Statements of Income
	Three months ended June 30		Six months ended June 30
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$17,772,137	$21,295,574	$38,938,318	$46,492,752
Handling & freight income	2,280,992	2,664,136	4,905,801	5,738,344

Net Sales	20,053,129	23,959,710	43,844,119	52,231,096

Costs and expenses:
Cost of products sold	3,773,902	4,110,910	8,349,653	8,945,436
Distributor royalties and commissions	7,634,899	9,422,481	16,572,566	20,544,853
Selling, general and administrative	8,050,852	9,589,478	16,668,725	19,521,277

Total Costs and Expenses	19,459,653	23,122,869	41,590,944	49,011,566

Income from operations	593,476	836,841	2,253,175	3,219,530

Other income (expense):
Interest income	14,704	100,691	35,419	235,564
Interest expense	(41,384)	(9,981)	(50,934)	(10,394)
Other income (expense)	114,035	17,523	126,090	(17,589)

Income before income taxes	680,831	945,074	2,363,750	3,427,111
Provision for income taxes	271,000	376,000	942,000	1,332,000

Net Income	$409,831	$569,074	$1,421,750	$2,095,111

Earnings per common share - Basic	$0.03	$0.04	$0.10	$0.13
Weighted average shares	12,821,000	15,821,000	13,556,000	15,847,000

Earnings per common share - Diluted	$0.03	$0.04	$0.10	$0.13
Weighted average shares	12,821,000	15,821,000	13,556,000	15,847,000

Cash dividends declared per common share	$0.05	$0.05	$0.05	$0.05

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)

	Three months ended June 30,				Change From
	2009		2008		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	17,638	87.9%	20,435	85.3%	(2,797)	-13.7%
Australia/New Zealand	535	2.7%	682	2.8%	(147)	-21.6%
Canada	313	1.6%	436	1.8%	(123)	-28.2%
Mexico	345	1.7%	481	2.0%	(136)	-28.3%
Europe	305	1.5%	381	1.6%	(76)	-19.9%
Asia	917	4.6%	1,545	6.5%	(628)	-40.6%

Consolidated total	20,053	100.0%	23,960	100.0%	(3,907)	-16.3%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From
	2009		2008		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	39,019	89.0%	45,120	86.4%	(6,101)	-13.5%
Australia/New Zealand	1,051	2.4%	1,428	2.7%	(377)	-26.4%
Canada	648	1.5%	897	1.7%	(249)	-27.8%
Mexico	627	1.4%	880	1.7%	(253)	-28.8%
Europe	613	1.4%	905	1.8%	(292)	-32.3%
Asia	1,886	4.3%	3,001	5.7%	(1,115)	-37.2%

Consolidated total	43,844	100.0%	52,231	100.0%	(8,387)	-16.1%

The following table sets forth, as of June 30, 2009 and 2008, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2009		As of 6/30/2008		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	54,160	7,880	55,070	10,080	-1.7%	-21.8%
Australia/New Zealand	2,440	180	2,420	220	0.8%	-18.2%
Canada	1,230	120	1,230	150	0.0%	-20.0%
Mexico	1,820	210	1,540	220	18.2%	-4.5%
Europe	1,090	160	1,250	170	-12.8%	-5.9%
Asia	7,300	840	7,940	920	-8.1%	-8.7%

Consolidated total	68,040	9,390	69,450	11,760	-2.0%	-20.2%

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